Exhibit 99.1        Press Release dated February 5, 2024

SIMPSON MANUFACTURING CO., INC. ANNOUNCES 2023 FOURTH QUARTER AND FULL-YEAR FINANCIAL RESULTS

Pleasanton, CA – February 5, 2024 -

●	Fourth quarter net sales of $501.7 million increased 5.5% year-over-year
●	2023 net sales of $2.2 billion increased 4.6% year-over-year
●	2023 net income per diluted share of $8.26 increased 6.5% year-over-year
●	Declared a $0.27 per share dividend
●	Repurchased $50.0 million in common stock in 2023
Simpson Manufacturing Co., Inc. (the “Company”) (NYSE: SSD), an industry leader in engineered structural connectors and building solutions, today announced its financial results for the fourth quarter and full-year of 2023. Refer to the “Segment and Product Group Information” table below for additional segment information (including information about the Company’s Asia/Pacific segment and Administrative and All Other segment).

All comparisons below (which are generally indicated by words such as “increased,” “decreased,” “remained,” or “compared to”), unless otherwise noted, are comparing the quarter ended December 31, 2023 with the quarter ended December 31, 2022 or the fiscal year ended December 31, 2023 with the fiscal year ended December 31, 2022 and include the results of the acquisition of FIXCO Invest S.A.S ("ETANCO") on April 1, 2022. 2023 full year comparisons include twelve months of ETANCO operating results for the fiscal year ending December 31, 2023, compared to nine months for the fiscal year ending December 31, 2022.

2023 Fourth Quarter Financial Highlights

•Consolidated net sales of $501.7 million increased 5.5% from $475.6 million.
◦North America net sales of $387.8 million increased 5.3% from $368.1 million, primarily due to higher sales volumes, partly offset by price decreases implemented during the first quarter of 2023.
◦Europe net sales of $109.7 million increased 5.8% from $103.7 million, primarily due to the positive effect of approximately $5.1 million in foreign currency translation.

•Consolidated gross profit of $220.5 million increased 9.9% compared to $200.7 million. Consolidated gross margin increased to 43.9% from 42.2%.
◦North America gross margin increased to 47.0% from 45.0%, primarily due to lower raw material and labor costs, as a percentage of net sales.
◦Europe gross margin increased to 34.2% from 32.7%, primarily due to lower raw material costs as a percentage of net sales. Cost of sales in the prior year period included a $1.4 million inventory fair-value adjustment as a result of purchase accounting with respect to the acquisition of ETANCO.

•Consolidated income from operations of $71.6 million decreased 9.1% compared to $78.7 million. The decrease was primarily due to higher operating expenses, including increased personnel costs resulting from more employees supporting production, engineering and sales activities; elevated professional fees; and variable compensation, which was partly offset by higher gross profits. Consolidated operating margin decreased to 14.3% from 16.6%.
◦North America income from operations of $79.8 million decreased 6.8% compared to $85.6 million. The decrease was primarily due to higher operating expenses including personnel costs, professional fees and variable compensation, partly offset by higher gross profit.
◦Europe income from operations increased from $0.8 million to $3.1 million, primarily due to higher gross profit (partly due to the prior year $1.4 million inventory fair-value adjustment as noted above) and lower acquisition and integration costs.

•The Company's effective income tax rate was 26.3%, consistent with the prior period quarter.

•Net income was $54.8 million, or $1.28 per diluted share, compared to net income of $57.6 million, or $1.35 per diluted share.

•Cash provided by operating activities was approximately $31.7 million, a decrease of $104.7 million from $136.4 million primarily from increases in working capital.

•Cash used in investing activities was approximately $39.1 million, an increase of $14.4 million from $24.7 million primarily due to increased capital expenditures of $31.3 million compared to $20.8 million.

2023 Full-Year Financial Highlights

•Consolidated net sales of $2.2 billion increased 4.6% from $2.1 billion, primarily due to the acquisition of ETANCO as well as the positive effect of $12.7 million in foreign currency translation related mostly to Europe's currencies strengthening against the United States dollar.

•Consolidated gross profit of $1.0 billion increased 10.9% compared to $941.3 million, primarily due to the acquisition of ETANCO. Consolidated gross margin increased to 47.1% from 44.5%, primarily due to lower raw material costs. Cost of sales in the prior year period included a $13.6 million inventory fair-value adjustment as a result of purchase accounting with respect to the acquisition of ETANCO.

•Consolidated income from operations of $475.1 million increased 3.5% compared to $459.1 million, primarily due to the acquisition of ETANCO. Consolidated operating margin decreased to 21.5% from 21.7%.

•The Company's effective income tax rate increased to 25.7% from 25.5%.

•Net income was $354.0 million, or $8.26 per diluted share, compared to net income of $334.0 million, or $7.76 per diluted share.

•Cash provided by operating activities was approximately $429.9 million, an increase of $30.1 million from $399.8 million primarily from increases in net income plus non-cash expense, partly offset by increases in working capital.

•Cash used in investing activities was approximately $105.7 million, a decrease of $764.5 million from $870.2 million. The decrease was primarily due to the Company's purchase of ETANCO for $805.4 million in 2022. Capital expenditures increased to $88.8 million from $62.4 million.

•Cash used in financing activities was approximately $199.4 million, compared to cash provided of $465.5 million. The decrease in cash provided by financing activities was mainly from $700.0 million in loan proceeds to fund the acquisition of ETANCO in 2022 partly offset by principal repayments on the Company's Revolving and Term Credit Facility and repurchases of the Company's common stock during 2023.

Management Commentary

“We achieved above market growth and strong profitability in 2023 with $2.2 billion in annual net sales, a 21.5% operating income margin and $8.26 of earnings per diluted share,” commented Mike Olosky, President and Chief Executive Officer of Simpson Manufacturing Co., Inc. “Our topline performance was driven by continued share gains across all of our end markets and product lines. While our operating income margin came in below our October guidance primarily due to additional costs incurred in pursuit of our strategic growth opportunities, we believe our recent and future strategic investments will help us accelerate a compounded annual growth rate of sales volumes above market over the mid- to long-term. Our ambitions for this accelerated growth include us exceeding our historical average volume performance in North America of approximately 250 basis points above the housing starts market while also achieving top quartile profitability of our peer group.”

Mr. Olosky continued, “In North America, both our 2023 net sales and volume were up approximately 1% year-over-year compared to annual U.S. housing starts which declined by approximately 9%. In Europe, our 2023 net sales increased 15.8% year-over-year on a local currency basis due to having an additional quarter of ETANCO sales in 2023. For the full year, ETANCO sales were in line with 2022 while the remainder of the Europe business was down due to tougher economic headwinds and lower construction activity.”

Mr. Olosky concluded, “While 2023 U.S. housing starts finished below 2022 levels, we still believe this is an attractive market given the estimated shortage of approximately 2 million homes in the U.S. coupled with the modestly improved outlook for

2024. We continue to see a lot of variability on a month-to-month basis and continue to believe the market for the first half of the year will be more challenging than the market for the second half of the year.”

Corporate Developments

~~•~~During the fourth quarter of 2023, the Company repurchased 360,746 shares of common stock in the open market at an average price of $138.60 per share, for a total of $50.0 million under its $100 million share repurchase authorization which expired at the end of 2023.

•On October 19, 2023, the Company's Board of Directors (the "Board") authorized the Company to repurchase up to $100.0 million of the Company's common stock, effective January 1, 2024 through December 31, 2024.

•On January 19, 2024, the Board declared a quarterly cash dividend of $0.27 per share, estimated to be $11.5 million. The dividend will be payable on April 25, 2024, to the Company's stockholders of record on April 4, 2024.

Business Outlook

Based on business trends and conditions as of today, February 5, 2024, the Company's outlook for the full fiscal year ending December 31, 2024 is as follows:

•Operating margin is estimated to be in the range of 20.0% to 21.5%.

•Interest expense on the outstanding Revolving Credit Facility and Term Loans, which had borrowings of $75.0 million and $410.6 million as of December 31, 2023, respectively, is expected to be approximately $7.9 million, including the benefit from interest rate and cross currency swaps mitigating substantially all of the volatility from changes in interest rates.

•The effective tax rate is estimated to be in the range of 25.0% to 26.0%, including both federal and state income tax rates as well as international income tax rates, and assuming no tax law changes are enacted.

•Capital expenditures are estimated to be approximately $200.0 million, which includes $120.0 million for the Columbus facility expansion and the new Gallatin fastener facility construction.

Conference Call Details

Investors, analysts and other interested parties are invited to join the Company’s fourth quarter and full-year 2023 financial results conference call on Monday, February 5, 2024, at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). To participate, callers may dial (877) 407-0792 (U.S. and Canada) or (201) 689-8263 (International) approximately 10 minutes prior to the start time. The call will be webcast simultaneously and can be accessed through https://viavid.webcasts.com/starthere.jsp?ei=1650316&tp_key=ae8a59eacc or a link on the Investor Relations section of the Company’s website at https://ir.simpsonmfg.com/events-and-presentations. For those unable to participate during the live broadcast, a replay of the call will also be available beginning that same day at 8:00 p.m. Eastern Time until 11:59 p.m. Eastern Time on Monday, February 19, 2024, by dialing (844) 512–2921 (U.S. and Canada) or (412) 317–6671 (International) and entering the conference ID: 13743431. The webcast will remain posted on the Investor Relations section of the Company’s website for 90 days.

A copy of this earnings release will be available prior to the call, accessible through the Investor Relations section of the Company's website at www.simpsonmfg.com.

About Simpson Manufacturing Co., Inc.

Simpson Manufacturing Co., Inc., headquartered in Pleasanton, California, through its subsidiary, Simpson Strong-Tie Company Inc., designs, engineers and is a leading manufacturer of wood construction products, including connectors, truss plates, fastening systems, fasteners and shearwalls, and concrete construction products, including adhesives, specialty chemicals, mechanical anchors, powder actuated tools and reinforcing carbon & glass fiber materials. The Company primarily supplies its building product solutions to both the residential and commercial markets in North America and Europe. The Company's common stock trades on the New York Stock Exchange under the symbol "SSD."

Copies of Simpson Manufacturing's Annual Report to Stockholders and its proxy statements and other SEC filings, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, are made available free of charge on the company's website on the same day they are filed with the SEC. To view these filings, visit the Investor Relations section of the Company's website.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally can be identified by words such as "anticipate," "believe," "estimate," "expect," "intend," "plan," "outlook," "target," "continue," "predict," "project," "change," "result," "future," "will," "could," "can," "may," "likely," "potentially," or similar expressions. Forward-looking statements are all statements other than those of historical fact and include, but are not limited to, statements about future financial and operating results, our plans, objectives, business outlook, priorities, expectations and intentions, expectations for sales and market growth, comparable sales, earnings and performance, stockholder value, capital expenditures, cash flows, the housing market, the home improvement industry, demand for services, share repurchases, our ongoing integration of ETANCO, our strategic initiatives, including the impact of these initiatives on our strategic and operational plans and financial results, and any statement of an assumption underlying any of the foregoing.

Forward-looking statements are subject to inherent uncertainties, risks and other factors that are difficult to predict and could cause our actual results to vary in material respects from what we have expressed or implied by these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those expressed in or implied by our forward-looking statements include the effect of global pandemics such as the COVID-19 pandemic and other widespread public health crisis and their effects on the global economy, the effects of inflation and labor and supply shortages, on our operations, the operations of our customers, suppliers and business partners, and our ongoing integration of ETANCO, as well as those discussed in the "Risk Factors" and " Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of our most recent Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and other reports we file with the SEC.

We caution that you should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. Readers are urged to carefully review and consider the various disclosures made in our reports filed with the SEC that advise of the risks and factors that may affect our business, results of operations and financial condition.

Simpson Manufacturing Co., Inc. and Subsidiaries
UNAUDITED Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
Net sales	$501,710	$475,622	$2,213,803	$2,116,087
Cost of sales	281,212	274,967	1,170,048	1,174,794
Gross profit	220,498	200,655	1,043,755	941,293
Operating expenses:
Research and development and engineering expense	25,131	18,461	92,167	68,354
Selling expense	52,483	44,929	203,980	169,378
General and administrative expense	70,836	55,956	268,103	228,468
Total operating expenses	148,450	119,346	564,250	466,200
Acquisition and integration related costs	546	2,662	4,632	17,343
Gain on disposal of assets	(53)	(90)	(276)	(1,317)
Income from operations	71,555	78,737	475,149	459,067
Interest income (expense), net and other financing costs	3,373	(1,027)	3,391	(7,594)
Other & foreign exchange gain (loss), net	(523)	406	(1,993)	(3,408)
Income before taxes	74,405	78,116	476,547	448,065
Provision for income taxes	19,602	20,511	122,560	114,070
Net income	$54,803	$57,605	$353,987	$333,995
Earnings per common share:
Basic	$1.29	$1.35	$8.31	$7.78
Diluted	$1.28	$1.35	$8.26	$7.76
Weighted average shares outstanding:
Basic	42,440	42,572	42,598	42,925
Diluted	42,668	42,680	42,837	43,047
Other data:
Depreciation and amortization	$20,483	$16,369	$74,707	$60,890
Pre-tax equity-based compensation expense	6,070	1,994	23,859	14,980

Simpson Manufacturing Co., Inc. and Subsidiaries
UNAUDITED Consolidated Condensed Balance Sheets
(In thousands)

	December 31,
	2023	2022
Cash and cash equivalents	$429,822	$300,742
Trade accounts receivable, net	283,975	269,124
Inventories	551,575	556,801
Other current assets	47,069	52,583
Total current assets	1,312,441	1,179,250
Property, plant and equipment, net	418,612	361,555
Operating lease right-of-use assets	68,792	57,652
Goodwill	502,550	495,672
Intangible assets, net	365,339	362,917
Other noncurrent assets	36,990	46,925
Total assets	$2,704,724	$2,503,971
Trade accounts payable	$107,524	$97,841
Long-term debt, current portion	22,500	22,500
Accrued liabilities and other current liabilities	231,233	228,222
Total current liabilities	361,257	348,563
Operating lease liabilities, net of current portion	55,324	46,882
Long-term debt, net of current portion and issuance costs	458,791	554,539
Deferred income tax and other long-term liabilities	149,606	140,608
Stockholders' equity	1,679,746	1,413,379
Total liabilities and stockholders' equity	$2,704,724	$2,503,971

Simpson Manufacturing Co., Inc. and Subsidiaries
UNAUDITED Segment and Product Group Information
(In thousands)

	Three Months Ended			Twelve Months Ended
	December 31,		%	December 31,		%
	2023	2022	change *	2023	2022	change *
Net Sales by Reporting Segment
North America	$387,805	$368,129	5.3%	$1,716,422	$1,701,041	0.9%
Percentage of total net sales	77.3%	77.4%		77.5%	80.4%
Europe	109,682	103,712	5.8%	480,756	400,303	20.1%
Percentage of total net sales	21.9%	21.8%		21.7%	18.9%
Asia/Pacific	4,223	3,781	11.7%	16,625	14,743	12.8%
Percentage of total net sales	0.8%	0.8%		0.8%	0.7%
Total	$501,710	$475,622	5.5%	$2,213,803	$2,116,087	4.6%
Net Sales by Product Group**
Wood Construction	$420,228	$403,527	4.1%	$1,881,700	$1,831,580	2.7%
Percentage of total net sales	83.8%	84.8%		85.0%	86.6%
Concrete Construction	78,369	71,087	10.2%	320,500	282,205	13.6%
Percentage of total net sales	15.6%	14.9%		14.5%	13.3%
Other	3,113	1,008	N/M	11,603	2,302	N/M
Total	$501,710	$475,622	5.5%	$2,213,803	$2,116,087	4.6%
Gross Profit (Loss) by Reporting Segment
North America	$182,339	$165,564	10.1%	$862,557	$810,730	6.4%
North America gross profit margin	47.0%	45.0%		50.3%	47.7%
Europe	37,511	33,925	10.6%	177,048	125,616	40.9%
Europe gross profit margin	34.2%	32.7%		36.8%	31.4%
Asia/Pacific	1,164	961	N/M	5,679	4,910	N/M
Administrative and all other	(516)	205	N/M	(1,529)	37	N/M
Total	$220,498	$200,655	9.9%	$1,043,755	$941,293	10.9%
Income (Loss) from Operations
North America	$79,773	$85,564	(6.8)%	$473,229	$485,899	(2.6)%
North America operating profit margin	20.6%	23.2%		27.6%	28.6%
Europe	3,103	783	N/M	45,998	11,121	N/M
Europe operating profit margin	2.8%	0.8%		9.6%	2.8%
Asia/Pacific	(183)	(175)	N/M	535	723	N/M
Administrative and all other	(11,138)	(7,435)	N/M	(44,613)	(38,676)	N/M
Total	$71,555	$78,737	(9.1)%	$475,149	$459,067	3.5%

*	Unfavorable percentage changes are presented in parentheses.
**	The Company manages its business by geographic segment but is presenting sales by product group as additional information.
N/M	Statistic is not material or not meaningful.

CONTACT:
Addo Investor Relations
investor.relations@strongtie.com
(310) 829-5400